Exhibit 99.1

FOR IMMEDIATE RELEASE

Royal Caribbean Group Appoints Rebecca Yeung to Board of Directors

MIAMI – March 20, 2023 – Today, Royal Caribbean Group (NYSE: RCL) announced the appointment of Rebecca Yeung, corporate vice president, operations science and advanced technology at FedEx Corporation (NYSE: FDX), to its Board of Directors, effective March 15, 2023.

“Ms. Yeung brings a valuable combination of skills to our board, as she is well-versed in technology, digitization and business strategy,” said Richard D. Fain, Chairman of the Board, Royal Caribbean Group.

“We’re excited to welcome Rebecca Yeung to the Board of Directors as we continue to deliver the world’s best vacations, responsibly,” said Jason Liberty, president and CEO, Royal Caribbean Group. “We believe her experience in technology, automation and innovation will be a valuable addition to the board as we usher in the next phases of our growth.”

Yeung has nearly 30 years of global experience in both strategy and operations technology. She joined FedEx Corporation – a global logistics company with a broad portfolio of transportation, e-commerce, and business services – in 1998 and has served in various marketing, innovation, and technology roles.

In her current role, Yeung is responsible for advancing FedEx’s innovation and transformation strategy, including scaling robotics and automation technology, autonomous vehicles, decision science, and electromobility. Prior to this role, she served as vice president, advanced technology & innovation at FedEx since 2015. Yeung also serves on the Board of Directors of Columbus McKinnon.

Yeung is a graduate of Fudan University in Shanghai, China, and has an MBA from the Robert H. Smith School of Business at the University of Maryland.

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Investor Relations Contact:

investorrelations@rccl.com

Media Contact:

corporatecommunications@rccl.com

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About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 64 ships traveling to approximately 1,000 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 10 ships on order as of December 31, 2022. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.